UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)  November 3, 2008

Maiden Holdings, Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	001-34042	N/A
(State or other jurisdiction	(Commission	IRS Employer
of incorporation)	File Number)	Identification No.)

48 Par-la-Ville Road, Suite 1141, Hamilton	HM 11
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (441) 292-7090

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4 (c))

Item 2.01  COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On November 3, 2008 the Registrant’s wholly owned subsidiary, Maiden Holdings North America, Ltd. (“Maiden NA”), entered into an agreement to acquire GMAC RE LLC, the reinsurance managing general agent writing business on behalf of Motors Insurance Corporation, and the renewal rights for the business written by GMAC RE. The transaction closed simultaneously with the signing. In connection with the closing of the transaction, GMAC RE management and employees have transitioned to Maiden NA and GMAC RE was renamed Maiden RE.

In connection with the above transaction, Maiden NA also entered into an agreement to acquire two licensed insurance companies, GMAC Direct Insurance Company and Integon Specialty Insurance Company. Consummation of the acquisition of these insurance companies is subject to regulatory approval.

As part of the transaction, the Registrant’s wholly owned Bermuda reinsurance subsidiary, Maiden Insurance Company, Ltd., assumed the outstanding loss reserves associated with the GMAC RE business (approximately $750 million as of September 30, 2008) along with unearned premium of roughly $200 million. In 2007, GMAC RE produced approximately $525 million in gross written premium and $65 million in pre-tax earnings.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements of Businesses Acquired.

All required financial statements with respect to the Companies will be filed by amendment pursuant to Item 9.01(a)(4) of Form 8-K within 71 days following the date that this report was required to be filed.

(b) Pro Forma Financial Information.

All required pro forma financial information will be filed by amendment pursuant to Item 9.01(b)(2) of Form 8-K within 71 days following the date that this report was required to be filed.

Exhibit Number	Description

2.1	Stock Purchase Agreement by and between Maiden Holdings North America, Ltd. and GMAC Insurance Management Corporation

2.2	Stock Purchase Agreement by and between Maiden Holdings North America, Ltd. and Motors Insurance Corporation

2.3	Securities Purchase Agreement by and between Maiden Holdings North America, Ltd., Maiden Holdings, Ltd., and GMACI Holdings LLC

2.4	Portfolio Transfer and Quota Share Reinsurance Agreement by and between Motors Insurance Corporation and Maiden Insurance Company, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Maiden Holdings, Ltd.
(Registrant)

Date November 7, 2008

/s/ Ben Turin
Ben Turin
Secretary